CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
CPAY MERGER SUB, INC.
INTO
FLEETCOR TECHNOLOGIES, INC.

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), FLEETCOR Technologies, Inc. (the “Company”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of CPAY Merger Sub, Inc., a Delaware corporation (the “Subsidiary”) with and into the Company, with the Company remaining as the surviving corporation:
1.The Company is incorporated under the laws of the State of Delaware.
2.The Company owns all of the issued and outstanding shares of each class of capital stock of the Subsidiary.
3.The Board of Directors of the Company, pursuant to the following resolutions duly adopted at a meeting held on January 24, 2024, determined to merge the Subsidiary with and into the Company and to change the Company’s name to “Corpay, Inc.” pursuant to Section 253 of the DGCL.
1.“the Board has determined that it is in the best interests of the Company and its shareholders to change the Company’s name from “FLEETCOR Technologies, Inc.” to “Corpay, Inc.” (the “Name Change”), and the Company ticker symbol from “FLT” to “CPAY”;

2.the Company owns all of the issued and outstanding shares of each class of capital stock of CPAY Merger Sub, Inc., a Delaware corporation (the “Subsidiary”), and it is deemed advisable and in the best interest of the Company and its shareholders that the Subsidiary merge with and into the Company, with the Company as the surviving corporation, to effect the Name Change.

3.Resolved, that,

othe Subsidiary be merged with and into the Company pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective, and the Company shall continue as the surviving corporation;

opursuant to, and at the effective time of the Merger, the name of the Company shall be changed to “Corpay, Inc.” by deleting Article 1 of the Amended and Restated Certificate of Incorporation of the Company and inserting in lieu thereof a new Article 1 to read as follows: “FIRST. The name of the corporation is Corpay, Inc. (the “Corporation”).”

opursuant to, and at the effective time of the Merger, the Amended and Restated Bylaws of the Company shall be amended to change the name of the Company in the title;

oany officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

oeach of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Company, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.”

4.The Company shall be the surviving corporation of the Merger. The name of the Company shall be amended in the Merger to be “Corpay, Inc.”
5.This Certificate of Ownership and Merger and the Merger shall become effective on March 24, 2024.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be signed by an authorized officer, this 7th day of March, 2024.

FLEETCOR Technologies, Inc.
By /s/ Tom Panther Name: Tom Panther Title: Chief Financial Officer

[SIGNATURE PAGE TO CERTIFICATE OF OWNERSHIP AND MERGER]